Exhibit 99.1

Planet Announces Completion of Redemption of Public Warrants

May 4, 2026

SAN FRANCISCO--(BUSINESS WIRE)-- Planet Labs PBC (NYSE: PL), a leading provider of daily data and insights about Earth, today announced that the Company has completed the redemption of its outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), that were issued under the Warrant Agreement, dated March 4, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”), for a redemption price of $0.01 per Public Warrant (the “Redemption Price”), that remained outstanding at 5:00 p.m. New York City time on April 27, 2026 (the “Redemption Date”).

On March 27, 2026, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date it would redeem all of the outstanding Public Warrants at a redemption price of $0.01 per Public Warrant. Of the 9,162,223 Public Warrants that were outstanding as of March 27, 2026, 9,090,913 were exercised for cash at an exercise price of $11.50 per share in accordance with the terms of the Warrant Agreement, representing 99.2% of the outstanding Public Warrants in the aggregate and resulting in aggregate cash proceeds of $104.5 million.

A total of 71,310 Public Warrants remained unexercised as of the Redemption Date, and the Company redeemed those Public Warrants for an aggregate redemption price of $713. Following the Redemption Date, the Company had 332,899,400 shares of Class A common stock outstanding, 23,493,796 shares of the Company's Class B common stock, par value $0.0001 per share outstanding and no Public Warrants outstanding.

In connection with the redemption, the Public Warrants ceased trading on the New York Stock Exchange and were delisted with the suspension of trading effective before market open on April 27, 2026. The Class A common stock continues to trade on the New York Stock Exchange under the symbol “PL.”

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to customers comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on X, LinkedIn, or tune in to HBO’s ‘Wild Wild Space’.

Planet Press

Claire Bentley Dale
press@planet.com

Planet Investor Relations

Cleo Palmer-Poroner
ir@planet.com

Source: Planet

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